AMENDMENT NO. 2
TO THE
AARON’S, INC.
EMPLOYEES RETIREMENT PLAN AND TRUST

This Amendment No. 2 is made and entered into this 29th day of December, 2011, by Aaron’s Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated effective as of December 31, 2010, and as subsequently amended from time to time (the “Plan”), for the exclusive benefit of its employees and their beneficiaries;

WHEREAS, Article X of the Plan permits the Company to amend the Plan from time to time; and

WHEREAS, the Company desires to amend the Plan effective January 1, 2012, to permit (i) newly-eligible employees to commence participation in the Plan immediately following the satisfaction of the Plan’s eligibility requirements; and (ii) participants to make changes to their deferral elections under the Plan at any time during the Plan year.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Section 1.25 shall be amended, effective January 1, 2012, to read as follows:

“1.25    Entry Date – The date immediately following the date on which an Employee satisfies the Plan’s age and service eligibility requirements.”

2.    Section 3.1(a)(v) shall be amended, effective January 1, 2012, to read as follows:

“(v)    Procedure for Making Elections –

(1)    The Plan Administrator shall have complete discretion to adopt and revise procedures to be followed in making Elective Deferral elections (with respect to Pay Transfers and Roth 401(k) Contributions). Such procedures may include, but are not limited to, the manner in which elections may be made, and the deadline for making elections and for requesting a modification or revision of an Elective Deferral election including a termination of any Elective Deferral election; provided, however, that no election may be made to defer as an Elective Deferral any amount of Applicable Compensation that has already been paid to a

Participant. Any procedures adopted by the Committee shall be communicated to Participants.

(2)    A Participant may elect to limit the amount of his Annual Compensation used in determining his deferral amount by excluding all Annual Compensation recognized while an election under this subsection is effective that is attributable to the exercise by the Participant of a nonqualified stock option, or to any other item designated on an election form by the Plan Administrator that would otherwise be included as Annual Compensation hereunder. The election will be prospective only, and, if not made and effective concurrently with the Participant’s initial deferral election, shall be effective as soon as administratively practicable after the Plan Administrator’s receipt of the election. A Participant may revoke such election at any time, effective as soon as administratively practicable following the Plan Administrator’s receipt of the election. Such election to exclude nonqualified stock option income from Annual Compensation shall continue in effect for purposes of the Participant’s Elective Deferrals to the Plan until the earlier of the date the Participant making the election ceases participation in the Elective Deferrals portion of the Plan, or the effective date of the Participant’s revocation of such election to exclude nonqualified stock option income.

(3)    Elective Deferrals Adjustment - Subject to the provisions of this paragraph (v), a Participant who has elected under Section 3.1(a)(iii) and/or (iv) to defer a portion of his Annual Compensation for a Plan Year may elect to increase or decrease the amount of his deferral as provided in this subsection. Subject to Section 3.1(a)(v)(2), a Participant may, at any time, elect to increase or reduce the amount of his deferral, effective as soon as administratively practicable after the Plan Administrator’s receipt of change instructions from the Participant made in accordance with the Plan Administrator’s procedures. Any such change which becomes effective pursuant to this subsection shall remain in effect until the earlier of the date the Participant making the election ceases participation in the Plan, or the date a subsequent adjustment election first becomes effective.

(4)    A Participant may elect to terminate his deferrals under the Plan, effective as soon as administratively practicable after the Plan Administrator’s receipt of termination instructions from the Participant made in accordance with the Plan Administrator’s procedures. The Participant may once again elect to defer a portion of his Annual Compensation at any time. Such election shall become effective as soon as administratively practicable after the Plan Administrator’s receipt of a new election from the Participant made in accordance with the Plan Administrator’s procedures.”

Except as amended herein, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed by its duly authorized corporate officer and its corporate seal to be hereunto affixed.

AARON’S, INC.
	By:	/s/ Gilbert L. Danielson
Date: January 3, 2012		Gilbert L. Danielson Executive Vice President and Chief Financial Officer

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